Exhibit 10.1
SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”), dated as of February ____, 2025 is entered into by and between Dominic Blosil, an individual (“Employee”), and Traeger Pellet Grills, LLC (the “Company”). Each of Employee and the Company are collectively referred to herein as the “Parties,” and each individually as a “Party.”
A.    WHEREAS, Employee has decided that he will resign his employment with Company and retire no later than December 31, 2025 (the “Termination Date”); and
B.    WHEREAS, on March 6, 2025, Company and Employee will jointly announce that Employee will step down as Chief Financial Officer (“CFO”) of Traeger effective May 2, 2025 (the “Transition Date”); and
C.    WHEREAS, from the Transition Date through the Termination Date, Employee will provide to Company consulting and other services to facilitate a smooth transition of the CFO position and for other business purposes, as requested by Company.
NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company hereby agree as follows:
1.Employment from Transition Date through the Termination Date and Separation from Employment. Employee’s regular compensation shall continue on Company’s regularly scheduled payroll periods throughout the remainder of his employment up to the Termination Date, with the final payment scheduled on December 31, 2025. Regular payroll and tax withholdings, together with all other deferrals or deductions authorized by Employee, and other deductions and tax consequences required by law shall apply to this regular compensation (based on Employee’s most recent form W-4) and shall reduce the gross amount paid accordingly. Employee’s employment with the Company will terminate on the Termination Date. Except as provided in this Agreement, all benefits and privileges of Employee’s employment with the Company will terminate effective as of the Termination Date.

During the time up to and including the Transition Date, Blosil will continue to fulfill and will transition all his regular job duties and responsibilities as CFO. From the Transition Date through the Termination Date Blosil will remain available to provide services as a non-officer employee of Traeger including, but not limited to, consulting and transition services, at Traeger’s sole and exclusive discretion.

2.Transition Payment and Supplemental Waiver Consideration. Subject to Employee signing this Agreement and not revoking this Agreement within seven (7) days pursuant to Section 5.2(b) below, the Company will provide the following to Employee, to which Employee was not otherwise entitled: the amount of $150,000.00, less ordinary taxes and withholdings (the “Transition Payment”). Further, subject to Employee executing the Supplemental Waiver, attached as Exhibit A hereto, on the Termination Date and not revoking such execution, then, after expiration of the revocation period in the Supplemental Waiver, on
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the Company’s regularly scheduled bonus payout date, the Company will pay an amount equivalent to Employee’s 2025 estimated bonus if he would have continued working as CFO, in the amount of no less than $1 and no greater than $337,500.00 depending on performance of the Company and bonus metrics as determined by the Company’s Board of Directors, in its sole and exclusive discretion, less ordinary withholdings (the “Supplemental Waiver Payment”). As further consideration for execution of this Agreement, the Company will provide to Employee “Accelerated Vesting” rights relating to Employee’s restricted stock unit grants as described and defined in Section 3 below. Other than the payments outlined in this Section 2 of this Agreement, the Company will not be obligated to pay any other amounts to Employee, except as required by law.

3.Changes to Equity Awards. Employee and the Company acknowledge and agree that as of the date hereof, Employee holds 447,239 unvested time-based restricted stock units (“RSUs”) and 220,726 unvested performance stock units (“PSUs”) under 2021 Incentive Award Plan (the “Plan”) of the Company’s parent, Traeger, Inc. (“Parent”). Employee and the Company agree that RSUs and PSUs will vest according to the terms and conditions of the Plan until December 31, 2025, at which point, the vesting of all then outstanding RSUs (183,728) will be accelerated to vest on December 31, 2025 (the “Accelerated Vesting”), provided that Employee does not breach or violate the terms of this Agreement or the terms of that certain Non-competition, Confidentiality, Non-solicitation Agreement, and Assignment of Invention, attached hereto as Exhibit B (the “NDA”). All accelerated vested RSUs will be settled no later than March 15, 2026. The vesting of RSUs and PSUs will be conditioned on Employee’s full and faithful compliance with the terms and conditions of this Agreement and the NDA. Vesting of RSUs and PSUs will be subject to the Company’s standard net settlement to cover Employee’s estimated tax liability.

Notwithstanding anything to the contrary set forth in this Agreement, the Accelerated Vesting will be conditioned on Employee’s execution and delivery of this Agreement, on or within 21 days following Employee’s receipt and subsequent non-revocation hereof following the applicable revocation period set forth in Section 5.2(b) below, as well as on Employee’s execution, delivery, and non-revocation of the Supplemental Waiver attached as Exhibit A hereto. Further, Employee shall forfeit the Transition Payment, the Supplemental Waiver Payment, and the Accelerated Vesting rights outlined in this Section 3 of this Agreement, if he breaches any provision of this Agreement or the NDA, and Employee shall reimburse the Company for any portion of the Transition Payment already distributed or paid upon demand from the Company.

4.Waivers; Acknowledgements.
4.1.In partial consideration of the Transition Payment provided to Employee under this Agreement, as of the date Employee executes this Agreement, which date is set forth on the signature page hereto (the “Effective Date”), Employee hereby waives any right to be reimbursed for out-of-pocket business expenses Employee may have incurred in performing Employee’s duties and responsibilities as an employee of the Company up through the Effective Date.

4.2.Employee acknowledges and agrees that Employee has been paid in full for all wages, commissions, bonuses, expense reimbursement, and other compensation of any kind due or owed to Employee for any services Employee rendered as an employee of the Company through the Effective Date. Employee further acknowledges and agrees that Employee’s receipt of any wages, commissions, bonuses and other compensation due or owed for services rendered as an employee through the Effective Date has not been conditioned upon Employee’s execution of this Agreement.
5.Release.
5.1.General Release. In partial consideration of the Transition Payment, Employee hereby fully and forever unconditionally releases and discharges the following entities and persons from all legal claims: the Company, its related and/or affiliated companies (including Parent), and all of their respective predecessors, successors, affiliates, assigns, equity holders, managers, directors, officers, employees, agents, contractors, representatives, counsel and insurers (all such persons collectively, with the Company and its related and/or affiliated companies, the “Released Parties”) through the Effective Date.
(a)Employee understands that by releasing all of Employee’s legal claims against each of the Released Parties, Employee is releasing all of Employee’s rights to bring any claims against any of the Released Parties arising out of, or related to, any actions, decisions, or events occurring through the Effective Date, including but not limited to the terms and conditions of Employee’s employment. Further, Employee understands that Employee is releasing, and does hereby release, any and all claims for damages, by charge or otherwise, whether brought by Employee or on Employee’s behalf by any other individual, entity, governmental agency, or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Released Parties arising out of, or related to, on any actions, decisions, or events occurring through the Effective Date. Employee also waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim involving any of the Released Parties.
(b)Employee also understands and accepts that Employee is giving up any and all claims, complaints, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether now known or unknown, asserted or unasserted, direct or indirect, against each of the Released Parties, which Employee has or may have by reason of any matter, fact, or event occurring on or before the Effective Date, including but not limited to claims based upon: Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, as amended; the Equal Pay Act, as amended; the Pregnancy Discrimination Act, as amended; the Employee Retirement Income Security Act, as amended; the Family and Medical Leave Act, as amended; the Genetic Information Nondiscrimination Act of 2008, as amended; the Civil Rights Act of 1991, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Immigration Reform and Control Act, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Fair Credit Reporting Act, as amended; the Pregnant Workers Fairness Act, as amended; the PUMP for Nursing Mothers Act, as amended; the Utah

Antidiscrimination Act, as amended; the Utah Payment of Wages Act, as amended; the California Fair Employment and Housing Act, as amended; the California Labor Code, as amended; the California Equal Pay Law, as amended; the California Consumer Privacy Act, as amended; the California Family Rights Act, as amended; the California Constitution, as amended; ordinances, executive orders, and regulations, and any common law claims lying in contract, tort, or equity; any and all claims for compensation of any type whatsoever, including, but not limited to, claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance, but only to the extent that any such claims may be legally waived and released; any and all claims for monetary or equitable relief, including but not limited to attorney’s fees, back pay, front pay, reinstatement, expert fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties; any and all claims based on state, municipal, or local employment discrimination statutes, laws, regulations, or ordinances, including, but not limited to, age, sex, race, religion, national origin, marital status, sexual orientation, transgender status, ancestry, parental status, handicap, disability, veteran status, harassment, retaliation; attainment of benefit plan rights; or any other federal, state or local statute, ordinance, or law relating to the employment relationship between Employee and the Company. Employee also understands that Employee is releasing and giving up all other claims against any of the Released Parties arising out of, or related to, any actions, decisions, or events occurring through the Effective Date, including those grounded in contract or tort theories, including but not limited to: wrongful discharge; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; any and all claims for attorneys’ fees; and any other theory, whether legal or equitable.
(c)Employee represents that Employee is not aware of any claim by Employee against any of the Released Parties other than the claims that are released in this Agreement.
(d)Further, Employee hereby represents that Employee has not made an assignment or transfer of any right, claim, demand, cause of action, or other matter released by Employee in this Agreement.
(e)Employee is not waiving any rights Employee may have to: (a) Employee’s own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Effective Date, to the extent any such plans exist and to the extent Employee has accrued rights under such plans; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; (e) to any claims for indemnification and/or advancement of expenses arising under any indemnification agreement between Employee and the Company and/or Parent or under the bylaws, certificate of incorporation or other similar governing document of the Company and/or

Parent or for coverage under any applicable contract of directors and officers liability insurance; and/or (f) challenge the validity of this Agreement.
(f)If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, representative, collective or multi-party action or proceeding based on such a claim in which the Company or any of the other Released Parties is a party.
(g)Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the United States Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws relating to, or arising under, conduct occurring on or before the Effective Date. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made to such an anti-discrimination agency, Employee will not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Agreement, including but not limited to the release of claims or the confidentiality clauses, prohibits Employee from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the United States Department of Justice, the United States Securities and Exchange Commission, the United States Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulations; (iii) otherwise fully participating in any federal, state, or local whistleblower programs, including but not limited to any such programs managed by the United States Securities and Exchange Commission and/or the Occupational Safety and Health Administration; or (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Employee has reason to believe is unlawful. Nothing in this Agreement prohibits or prevents Employee from receiving individual monetary awards or other individual relief by virtue of participating in such whistleblower programs. Further, Employee acknowledges that the Company has provided Employee notice of the immunity provisions of the U.S. Defend Trade Secrets Act of 2016, which state as follows: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”
(h)This Agreement is intended to be effective as a general release of and bar to all claims relating to, or arising under, conduct occurring on or before the Effective

Date. Accordingly, Employee specifically waives all rights under California Civil Code Section 1542, which states, “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Employee acknowledges that Employee may later discover claims or facts in addition to or different from those which the Employee now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Employee waives any rights he may have under California Civil Code Section 1542, as well as under any other statutes or common law principles of similar effect, and any and all claims that might arise as a result of such different or additional claims or facts. Employee agrees that he has read this Agreement, including the waiver of California Civil Code Section 1542, and that Employee has consulted counsel about the Agreement and specifically about the waiver of Section 1542, and that Employee understands the Agreement and the Section 1542 waiver, and so freely and knowingly enters into this Agreement. Employee agrees that the releases and agreements contained herein shall be and will remain effective in all respects notwithstanding any later discovery of any such different or additional facts. Employee hereby assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes or controversies described herein or with regard to any facts which are now unknown to Employee relating thereto.
5.2.Acknowledgement of Waiver of Claims Under ADEA. Without limiting the generality of Section 5.1 above:
(a)Employee acknowledges and agrees that in relation to conduct occurring on or before the Effective Date, Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) (29 U.S. Code § 621 et seq.), including as amended by the Older Workers Benefit Protection Act, and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after Employee has executed this Agreement. Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this Agreement under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Employee acknowledges that the consideration given for this Agreement is in addition to anything of value to which Employee was already entitled. The Company advises Employee in this Agreement to consult with an attorney prior to executing this Agreement.
(b)The terms of this Agreement will be open for acceptance by Employee for a period of up to twenty-one (21) days from the date of this Agreement, during which time Employee may consider whether or not to accept and execute this Agreement. After such date, the time for Employee to execute and be a party to this Agreement will have expired. However, for a period of seven (7) days following Employee’s execution of this Agreement, Employee may revoke this Agreement by providing written notice to the Company. This Agreement shall not become effective or enforceable until such seven (7) day revocation period has expired. If Employee revokes this Agreement during such seven (7)-day period, this Agreement will be null and void and of no force or effect on either the Company, Parent or Employee and Employee will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Agreement.
(c)Employee acknowledges that Employee has been given twenty-one (21) days from Employee’s receipt of this Agreement to accept this Agreement.
6.Scope of Release. Notwithstanding anything to the contrary herein, the release of claims by Employee under this Agreement relates exclusively to conduct arising on or before the Effective Date.
7.Compliance. Employee represents and warrants to the Company that up through the Effective Date, Employee performed Employee’s duties in compliance with all Company policies and all applicable local, state and federal laws and regulations.
8.Further Assurances. Each Party agrees to execute and deliver, or cause to be executed and delivered, all such documents and instruments and to take, or cause to be taken all such further or other actions as are reasonably necessary or desirable upon the request of any other Party to more fully effectuate the purposes and intent of this Agreement.
9.Governing Law and Venue. The Parties expressly agree that this Agreement shall be governed solely by the laws of the State of Utah, without regard to its principles of conflict of laws. Any legal proceedings arising out of or relating to this Agreement shall be exclusively brought in the state or federal courts located in Salt Lake City, Utah.

10.Severability. If any part of this Agreement is construed or determined by a court of competent jurisdiction to be in violation of any applicable law, such part shall be modified to achieve the objective of the Parties to the fullest extent permitted by applicable law and the balance of this Agreement shall remain in full force and effect. The Parties agree that in the event that any provision in the NDA is deemed by a court of competent jurisdiction to be overbroad, unduly restrictive, or otherwise unenforceable, such court may modify such provision as necessary to make such modified provision enforceable under applicable law or, if such provision cannot be modified to comply with applicable law, then to delete such portions of the provision that are unenforceable, which will not affect the enforceability of the remaining provisions of the NDA.

11.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with this Agreement, except that the Company will reimburse Employee up to $5,000.00 for actual expenses incurred in connection with Employee’s attorney to review this Agreement.

12.Attorneys’ Fees. If any action in law or in equity is brought by any Party to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs, and disbursements, including without limitation expert witness fees, paralegal fees, deposition transaction fees, and other related fees and expenses, in addition to any other relief to which such Party may be entitled, up through a final appeal.

13.Assignment. Employee may not assign any of Employee’s rights or obligations under this Agreement without the prior written consent of the Company. The Company may assign any or all of its rights or obligations under this Agreement without the prior written consent of Employee.

14.Advice of Counsel and Knowing Execution. Employee acknowledges that Employee has been advised by the Company to consult with, and seek the advice of, a personal attorney of Employee’s choice prior to executing this Agreement in connection with the negotiation, drafting and execution of this Agreement, including, without limitation, the choice of law provision contained in Section 9 and his obligations under the NDA. Employee represents and warrants that Employee has, in fact, retained a personal attorney for such purpose and has received the advice of such attorney with respect to the terms of this Agreement and the NDA, and the negotiation of this Agreement, prior to entering into either and including, without limitation, with respect to the provisions noted in the preceding sentence. Employee acknowledges that this Agreement is written in a manner understandable to Employee. Employee acknowledges and understands this is a legal contract and that Employee is signing this Agreement knowingly, freely and voluntarily and that Employee has not been threatened, coerced or intimidated into making the same. Employee acknowledges that Employee has had ample and reasonable time to consider this Agreement and the effects and import of it and that Employee has fully dwelt on it in Employee’s mind and has had such counsel and advice, legal or otherwise, as Employee desires in order to make this Agreement. EMPLOYEE, BY SIGNING THIS AGREEMENT, ACKNOWLEDGES IT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS. Employee has read and fully considered this Agreement and understands and desires to enter into it. The terms of this Agreement were derived through mutual compromise and are fully understood.

15.Voluntary Execution. Employee represents and warrants that Employee has signed this Agreement voluntarily and of Employee’s own free will and that Employee has not been subjected to duress or undue influence from any source.

16.Entire Agreement. This Agreement, including any exhibits, contains the entire agreement among the Parties with respect to Employee’s separation from employment, and there are no promises or understandings outside of this Agreement with respect to Employee’s separation from employment with the Company, and ay prior discussions and negotiations with respect to the subject matter of this Agreement are superseded by this Agreement (including that Employee’s offer letter with the Company); provided that, nothing herein shall supersede or constitute a waiver of Employee’s obligations under the NDA and the Parties confirm that the NDA remains binding on, and enforceable by, them during Employee’s employment and after termination of Employee’s employment with Company, as outlined in the NDA.
17.Amendment; Waiver. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing signed by the Parties. The waiver by Party of a breach by the other Party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
18.Third Party Beneficiary. All of the Released Parties are intended third-party beneficiaries to the terms of this Agreement. Other than with respect to the Released Parties, no third party shall have any rights under this Agreement and none of the terms, covenants, obligations, or rights contained in this Agreement are or shall be deemed to be for the benefit of any person or entity other than the Parties and their respective successors and assigns.
19.Counterparts. This Agreement may be executed in counterparts, all of which, when taken together, shall constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile, by electronic mail (e-mail) in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing an original signature.
20.No Representations or Statements of Inducement. Employee acknowledges that neither the Company, any of the Released Parties, nor any officer, agent, representative, or attorney of or for any of them, has made any statement or representation to Employee regarding any fact relied upon in entering into this Agreement, and Employee has not relied upon any statement, representation or promise in executing this Agreement or in making the settlement provided for herein, except as expressly stated in this Agreement.
21.No Admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement will be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind. Neither this Agreement nor anything in this Agreement will be admissible in any proceeding as evidence of liability or wrongdoing by the Released Parties. This Agreement may be introduced, however, in any proceeding to enforce the Agreement, and any such introduction shall be pursuant to an order protecting its confidentiality.
25.     Acceptance Period. By signing below, Employee affirms that Employee has been given the opportunity to consider acceptance of this Agreement for a period of twenty-one (21) days.
26.     Breach of Agreement by Employee. It will be a breach of this Agreement for Employee to engage in any of the below conduct, which will enable the Company to stop payment of the Transition Payment, Supplemental Waiver Payment and the Accelerated Vesting rights:
(a)    breach or failure to perform Employee’s duties, obligations, and responsibilities under this Agreement in any material respect;
(b)    failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Company’s Board of Directors consistent with the terms of this Agreement;

(c)    material violation of a provision of this Agreement or policy of the Company;
(d)    Employee’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony;
(e)    the commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty by or on behalf of Employee against the Company or any of its subsidiaries or affiliates;
(f)    Employee’s failure to comply with all laws, rules, regulations, orders, judgments, or permits binding on the Company, its subsidiaries or affiliates, or its or their respective assets, other than at the direction of the Company’s Board of Directors;
(g)    Employee’s breach or violation of the NDA; or
(h)    violation of any law regarding employment discrimination or sexual harassment by or on behalf of Employee.
In the event that Company terminates this Agreement pursuant to this Section 26, Employee shall reimburse the Company for any portion of the Transition Payment already distributed or paid upon demand from the Company.
[Remainder of page intentionally left blank; signature page to follow]

    IN WITNESS WHEREOF, the Company has executed this Agreement on the date indicated above and Employee has executed this Agreement as of the Effective Date.

COMPANY:

Traeger Pellet Grills, LLC

By: /s/ Courtland Astill
Courtland Astill
General Counsel

EMPLOYEE:

/s/ Dominic Blosil
Dominic Blosil
Date: March 11, 2025
    (This is the “Effective Date”)

[Signature page to Separation Agreement]